       04.01.001













                           STOCK PURCHASE AGREEMENT

                                     Among

                             GEMCO NATIONAL, INC.,
                       CORPORATE LIFE INSURANCE COMPANY
                                      and
                                   IIC, INC.

                                Relating to the
                                 Capital Stock
                                      of

                                  IIC, INC. ,
                        INVESTORS INSURANCE CORPORATION
                                      AND
                         WESTCHESTER REINSURANCE, LTD.





























       04.01.002


                              TABLE OF CONTENTS

                                                                       Page

RECITALS        ..................................................       1

ARTICLE I       REPRESENTATIONS, WARRANTIES AND
                AGREEMENTS OF THE STOCKHOLDER.....................       1


     1.1        Organization .....................................       1
     1.2        Subsidiaries .....................................       2
     1.3        Authority.........................................       2
     1.4        Capital Structure.................................       2
     1.5        No Distributions on Capital Stock.................       3
     1.6        Financial Statements..............................       3
     1.7        Material Changes Since December 31, 1988..........       4
     1.8        Availability of Assets and Legality
                  of Use..........................................       4
     1.9        Title to Property.................................       4
     1.10       Accounts Receivable...............................       4
     1.11       Governmental Permits..............................       5
     1.12       Real Property and Leases..........................       5
     1.13       Insurance.........................................       6
     1.14       Conduct of Business...............................       6
     1.15       No Undisclosed Liabilities........................       7
     1.16       No Default, Violation or Litigation...............       7
     1.17       Tax Liabilities...................................       7
     1.18       Contracts.........................................       8
     1.19       Employee Agreements...............................       9
     1.20       Employee Relations................................       9
     1.21       Employee Retirement Income Security Act...........       9
     1.22       Conflicts; Sensitive Payments.....................      10
     1.23       Corporate Name....................................      11
     1.24       Trademarks and Proprietary Rights.................      11
     1.25       No Omissions......................................      11
     1.26       Finders...........................................      11
     1.27       Representations and Warranties
                  True on the Closing Date........................      12


ARTICLE II      REPRESENTATIONS, WARRANTIES AND
                  AGREEMENTS OF GEMCO.............................      12

     2.1        Organization......................................      12
     2.2        Subsidiaries......................................      12
     2.3        Authority.........................................      12
     2.4        Capital Structure.................................      13
     2.5        Financial Statements..............................      13
     2.6        Material Changes Since December 31, 1988..........      13
     2.7        No Omissions......................................      14
     2.8        Finders...........................................      14
     2.9        Representations and Warranties  to Be
                  True on the Closing Date........................      14


                                      (i)
       04.01.003
ARTICLE III  ACTION PRIOR TO THE CLOSING DATE.....................      14

     3.1     Investigation........................................      14
     3.2     Confidential Nature of Information...................      15
     3.3     Preserve Accuracy of Representations
               and Warranties.....................................      15
     3.4     Maintain IIC and the Company As a
               Going Concern......................................      16
     3.5     Make No Material Change in IIC and
               the Company........................................      16
     3.6     No Public Announcement...............................      17

ARTICLE IV   PURCHASE PRICE AND CLOSING...........................      18

     4.1     Closing Date.........................................      18
     4.2     Transfer of Shares...................................      18
     4.3     Issuance of Debentures and Warrants..................      18
     4.4     Delivery by the Stockholder..........................      18
     4.5     Delivery by GEMCO....................................      18


ARTICLE V    CONDITIONS PRECEDENT TO OBLIGATIONS
               OF GEMCO...........................................      19

     5.1     No Misrepresentation or Breach of
               Covenants and Warranties............................     19
     5.2     No Changes in or Destruction of
               Property............................................     19
     5.3     Legal Matters.........................................     19
     5.4     Opinion of Counsel for the Stockholder................     20
     5.5     Net Capital and Surplus of the Company................     22
     5.6     Approval by Counsel...................................     22
     5.7     Investment Representation.............................     22

ARTICLE VI   CONDITIONS PRECEDENT TO OBLIGATIONS
               OF THE STOCKHOLDER AND IIC..........................     23

     6.1     No Misrepresentation or Breach of
               Covenants and Warranties............................     23
     6.2     No Changes in or Destruction of
               Property............................................     23
     6.3     Legal Matters.........................................     23
     6.4     Opinion of Counsel for GEMCO..........................     23
     6.5     Approval by Counsel...................................     25
     6.6     Investment Representation.............................     25

ARTICLE VII  TERMINATION...........................................     25
     7.1     Termination










                                     (ii)
       04.01.004
ARTICLE VIII SURVIVAL OF OBLIGATIONS;
               INDEMNIFICATION.....................................     26


     8.1     Survival of Obligations...............................     26
     8.2     Indemnification.......................................     26

ARTICLE IX   MISCELLANEOUS.........................................     28

     9.1     Notices...............................................     28
     9.2     Expenses..............................................     28
     9.3     Governing Law
     9.4     Successors and Assigns................................     28
     9.5     Partial Invalidity....................................     28
     9.6     Waivers...............................................     28
     9.7     Execution in Counterparts.............................     29
     9.8     Titles and Headings...................................     29
     9.9     Exhibits and Schedules................................     29
     9.10    Entire Agreement; Amendments and
               Waivers.............................................     29


SIGNATURES   ......................................................     30

SCHEDULES:


     1.1     Admitted Jurisdictions
     1.6     Financial Statements of the Company and IIC
     1.7     Material Changes Since December 31, 1988
     1.8     Non-Available Assets; Non-Conforming Assets
     1.12    Real Property and Leases
     1.13    Insurance
     1.14    Pending and Threatened Claims
     1.16    Defaults; Violations; Litigation
     1.17    Tax Sharing
     1.18    Contracts
     1.19    Employee Agreements
     1.20    Employee Compensation
     1.22    Conflicts; Sensitive Payments
     1.24    Trademarks and Proprietary Rights
     2.5     Financial Statements of GEMCO
















                                     (iii)
       04.01.005


                           STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT, made and entered into as of the 31st day of March, 1989 (the "Agreement") among GEMCO NATIONAL, INC., a corporation organized under the laws of New
York ("GEMCO"), CORPORATE LIFE INSURANCE COMPANY, a stock life insurance company organized under the laws of Pennsylvania (the "Stockholder") , which owns all of the issued and outstanding shares (the "Shares") of capital stock of IIC, INC. ("IIC"), of INVESTORS INSURANCE CORPORATION, a Delaware stock life insurance company (the "Company") and WESTCHESTER REINSURANCE, LTD., a Bermuda life insurance company ("Westchester Re") and IIC,

                                 WITNESSETH :

        WHEREAS, the Company is engaged in the business of issuing various life insurance products;

        WHEREAS, the Stockholder desires to transfer the Shares to GEMCO in exchange for secured debentures (the "Debentures") and warrants (the "Warrants") of GEMCO pursuant to the terms and conditions set forth in this Agreement; and

        WHEREAS, GEMCO desires to acquire the Shares from the Stockholder in exchange for the Debentures and the Warrants on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, GEMCO and the Stockholder, in consideration of the agreements, covenants and conditions contained herein and intending to be legally bound hereby, hereby make the following representations and warranties, give the following covenants and agree as follows:

                                  ARTICLE 1

                  REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                              OF THE STOCKHOLDER

        As an inducement to GEMCO to enter into this Agreement to consummate the transactions contemplated herein, the Stockholder represents and warrants to GEMCO and agrees as follows :

        1.1 Organization. IIC and the Company are each corporations duly organized, validly existing and in good standing under the laws of the States of Oregon and Delaware, respectively. Westchester Re is duly organized validly existing and in good standing under the laws of Bermuda. IIC and Westchester Re are not required to be qualified to transact business as a foreign corporation in any other jurisdiction. The Company is admitted to transact insurance business and is in good

       04.01.006




standing in each of the jurisdictions listed in Schedule 1.1 hereto. IIC, the Company and Westchester Re each have the corporate power and authority and other authorizations necessary or required in order for each to own or lease and operate its respective properties and to carry on its respective business as now conducted.

        1.2 Subsidiaries. IIC has no subsidiaries, except for the Company. The Company has no subsidiaries, except for Westchester
Re.

        1.3 Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary action on the part of the Stockholder. This Agreement, when executed and delivered by the Stockholder and assuming the due execution hereof by GEMCO, will constitute the valid, legal and binding agreement of the Stockholder enforceable in accordance with its terms. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or By-laws of the Stockholder, any instrument, agreement, mortgage, judgment, order, award, decree or other restrictions to which the Stockholder is a party or by which the Stockholder is bound or any statute or regulatory provisions affecting the Stockholder;
(ii) give any party to or with rights under any such instrument, agreement, mortgage, judgment, order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of the Stockholder under such instrument, agreement, judgment, order, award, decree, mortgage or other restriction or (iii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court, governmental authority or regulatory body. The Stockholder has full power and authority to sell, assign, transfer and deliver the Shares to GEMCO pursuant to this Agreement and to do and perform all acts and things required to be done by the Stockholder under this Agreement.
True and complete copies of the Certificate or Articles of Incorporation and By-laws of IIC, the Company and Westchester Re have been delivered to GEMCO

        1.4 Capital Structure. The authorized capital stock of IIC consists of 100 shares of common stock, par value $.0l per share, of which 100 shares are issued and outstanding, and none of which is held by IIC as treasury shares. The authorized capital stock of the Company consists of 2,000,000 shares of common stock, par value $1.00 per share, of which 1,500,000 shares are issued and outstanding, and none of which is held by the Company as treasury shares. Except for this Agreement, there are no agreements, arrangements, options, warrants or other rights or commitments of

       04.01.007



any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of IIC, the Company or Westchester Re, and no such agreements, arrangements, options, warrants or other rights or commitments will be entered into or granted between the date hereof and the Closing Date. All of the outstanding shares of IIC, the Company and Westchester Re are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof, and are owned of record and beneficially by the Stockholder, in the case of the shares of IIC, by IIC, in the case of the Company, and by the Company, in the case of Westchester Re, free and clear of any liens, claims, encumbrances and restrictions of any kind; and the transfer and delivery of the outstanding shares of IIC, the Company and Westchester Re to GEMCO by the Stockholder as contemplated by this Agreement will be sufficient to transfer good and marketable record and beneficial title to such outstanding shares to GEMCO, free and clear of liens, claims, encumbrances and restrictions of any kind.

        1.5 No Distributions on Capital Stock. Neither IIC, Westchester Re nor the Company has ever purchased or redeemed any shares of its respective outstanding capital stock and, since December 31, 1988, neither IIC, Westchester Re nor the Company has declared or paid any dividend or made any other distribution in respect of its capital stock.

        1.6 Financial Statements. Attached hereto as Schedule 1.6 are the balance sheets of IIC, the Company and Westchester Re as of December 31, 1987 and 1988 and the related statements of income and of changes in financial position for the periods then ended, together with appropriate notes to such financial statements. The balance sheets as of December 31, 1987 and 1988 and the related statements of income and changes in financial position for the years then ended are accompanied by the report thereon by McDade Abbott & Co., independent certified public accountants. All of such financial statements are correct and complete in all material respects and fairly present the respective financial position of IIC, the Company and Westchester
Re as at the respective dates thereof and the results of their respective operations, and their respective changes in financial position, for the respective periods covered thereby, and, in the case of IIC, have been prepared in accordance with generally accepted accounting principles consistently applied throughout all periods, and, in the case of the Company, have been prepared in conformity with accounting principles and practices prescribed or permitted by the Delaware Insurance Department consistently applied throughout all periods.

        There is set forth in Schedule 1.6 hereto a correct and complete list of all (i) accounts, borrowing resolutions and deposit boxes maintained by IIC, Westchester Re or the Company at any bank or other financial institution, (ii) the names of the

       04.01.008



persons authorized to sign or otherwise act with respect thereto,
(iii) powers of attorney for IIC, Westchester Re or the Company,
(iv) deposits with regulatory agencies, (v) security given to others in connection with insurance arrangements and
(vi) security held in connection with insurance agreements.

        1.7 Material Changes Since December 31, 1988. Since December 31, 1988, the respective businesses of IIC, Westchester Re and the Company has been operated only in the ordinary course and, whether or not in the ordinary course of business, other than as disclosed in this Agreement or Schedule 1.7 or any other schedule referred to herein, there has not been, occurred or arisen (i) any material adverse change in the financial condition of IIC, Westchester Re or the Company from that shown on the December 31, 1988 balance sheets referred to in Section 1.6 hereof; (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, to any property or business of IIC, Westchester Re or the Company which is material to the financial condition, operations or business of IIC, Westchester Re or the Company; (iii) any material increase in any employee benefit plan listed in Schedule 1.19 hereto;
(iv) any amendment or termination of any agreement, or cancellation or reduction of any debt owing to IIC, Westchester Re or the Company or waiver or relinquishment of any right of material value to IIC, Westchester Re or the Company or (V) any other event, condition or state of facts of any character which materially and adversely affects the results of operations or business, financial condition or property of IIC, Westchester Re or the Company.


        1.8 Availability of Assets and Legality of Use. Except as specified in Schedule 1.8 hereto, the assets respectively owned or leased by IIC, Westchester Re or the Company constitute all of the assets which are being used in its respective business, and such assets are in good and serviceable condition, normal wear and tear excepted, and suitable for the uses for which intended and such assets and their uses conform in all material respects to all applicable laws.

        1.9 Title to Property. Except as shown on Schedule 1.8 hereto, IIC, Westchester Re and the Company each has good and marketable title to all of its respective assets, including the assets reflected on the December 31, 1988 balance sheets referred to in Section 1.6 hereto, and all of the assets thereafter acquired by either of them except to the extent that such assets have thereafter been disposed of for fair value in the ordinary course of business.

        1.10 Accounts Receivable. All accounts receivable reflected on the December 31, 1988 balance sheets referred to in
Section 1.6 hereto arising prior to the date hereof, and not collected at the date hereof, have arisen from bona fide

       04.01.009



transactions in the ordinary course of business. None of such receivables is subject to counter-claims or set-offs or is in dispute and all of such accounts are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, subject in each case to the allowance for doubtful accounts shown on such balance sheets. All accounts receivable existing on the Closing Date will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the December 31, 1988 balance sheets referred to in
Section 1.6 hereof.

        1.11    Governmental Permits.  Except as set forth in Schedule
1.11 hereto, IIC, Westchester Re and the Company each possess all licenses, permits and other authorizations necessary to own or lease and operate its respective properties and to conduct its respective business as now conducted. All of such licenses, permits and authorizations are hereinafter collectively called the "Permits". All Permits are in full force and effect and will continue in effect after the date hereof and the Closing Date without the consent, approval or act of, or the making of any filing with, any governmental or regulatory agency, commission or authority. IIC, Westchester Re and the Company are not, to the best knowledge and belief of the Stockholder, in violation of the terms of any Permit, and neither IIC, Westchester Re nor the Company has received notice of any violation or claimed violation thereunder.

        1.12 Real Property and Leases. IIC, Westchester Re and the Company do not own any real property except as set forth on
Schedule 1.12 hereto. Attached hereto as part of Schedule 1.12 are true and correct copies of every lease or agreement under which IIC, Westchester Re or the Company is lessee or sublessee of, or holds or operates, any real property owned by any third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of IIC, Westchester Re or the Company, as the case may be, and, to the best of the knowledge of the Stockholder, the other parties thereto. Neither IIC, Westchester Re nor the Company is in default in any material respect under any such lease or agreement nor has any event occurred which with the passage of time or giving of notice would constitute such a default nor will IIC, Westchester Re or the Company take any action or fail to take required action between the date hereof and the Closing Date which would permit any such default or event to occur. Except as set forth on Schedule 1.12, none of such leases and agreements requires the consent of any party thereto to the transactions contemplated by this Agreement.

       04.01.010



        1.13 Insurance. IIC, Westchester Re and the Company maintain policies of fire and casualty, product and other liability and other forms of insurance in such amounts and against such risks and losses as are described on Schedule 1.13 hereto which lists and accurately describes all policies of insurance that are or were owned, held or maintained by or for the benefit of IIC, Westchester Re or the Company or under which IIC, Westchester Re or the Company is or was a named insured from January 1, 1987 to the date hereof, including policy numbers, nature of coverage, limits, deductibles, carriers, premiums and effective and termination dates, under which IIC, Westchester Re or the Company has any remaining coverage. IIC, Westchester Re and the Company have complied with each of such policies and has not failed to give any notice or present any known claim thereunder. IIC, Westchester Re and the Company will keep such insurance in full force and effect through the Closing Date. Neither IIC, Westchester Re nor the Company has received, and, to the best knowledge of the Stockholder after due inquiry, no event or omission has occurred which may cause it to receive, notice that any such policies will be cancelled or will be reduced in amount or scope.

        1.14 Conduct of Business. (a) Schedule 1.14 hereto lists all claims which are pending or, to the knowledge of the Stockholder threatened, against IIC, Westchester Re or the Company and correctly sets forth the data reflected therein. No insurance carrier listed therein has denied coverage of any claim listed opposite its name or accepted investigation of any such loss or defense of any such claim under a reservation of rights. The reserves established by IIC, Westchester Re and the Company as of December 31, 1988 are adequate to cover IIC's, Westchester Re's and the Company's liability, net of insurance coverage, for all such claims.

        (b) To the best knowledge of the Stockholder after due inquiry, no employee, agent or representative of IIC, Westchester Re or the Company has, in relation to the Company's or Westchester Re's insurance business, at any time exceeded the authority or abused or wrongfully exercised any discretion granted to him with regard to the acceptance of business on behalf of the Company or Westchester Re. Neither the Company nor Westchester Re has failed to have underwritten any risk in respect of which evidence of insurance coverage has been issued and has not failed to obtain adequate insurance coverage thereof and no risk has been accepted for which the Company may be liable. The Company and Westchester Re have not exceeded any authority granted to either of them by any party to bind it in connection with the Company's or Westchester Re's business. Without limiting the generality of the foregoing, no factual basis exists for any claim against the Company or Westchester Re based on any act or omission: (i) in the placing or failing to place insurance coverage or any tiers or layers of insurance

       04.01.011


coverage, (ii) in advice given or representations made with respect to (x) the availability or non-availability of insurance coverage, the existence, adequacy, amount, scope or nature of any such coverage, the acts or occurrences covered, deductibles or required primary or co-insurance or (y) the financial condition or rating of any insurance carrier or (iii) in the making of declarations or furnishing of information to any insurance carrier.

        1.15 No Undisclosed Liabilities. Neither IIC, Westchester Re nor the Company is subject to any material liability
(including unasserted claims) , absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the December 31, 1988 balance sheets referred to in Section
1.6 hereto, other than liabilities of the same nature as those set forth in such balance sheets and reasonably incurred in the ordinary course of its respective business after December 31, 1988.

        1.16 No Default, Violation or Litigation. Except as set forth in Schedule 1.16 hereto, neither IIC, Westchester Re nor the Company is in default in any material respect under any agreement, lease or other document to which it is a party, or in violation of any law, rule, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. Except as set forth and described in Schedules 1.14 and 1.16, there are no lawsuits, proceedings, claims or governmental investigations pending or, to the best knowledge of the Stockholder, threatened against IIC, Westchester Re or the Company or against the respective properties or businesses thereof, and the Stockholder knows of no factual basis for any such lawsuits, proceedings, claims or investigations and there is no action, suit, proceeding or investigation pending, threatened or contemplated which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

        1.17 Tax Liabilities. The amounts reflected as liabilities for taxes on the December 31, 1988 balance sheets referred to in
Section 1.6 hereof are sufficient for the payment of all unpaid federal, state, county, local and foreign taxes of IIC, Westchester Re and the Company accrued for or applicable to the year ended on such balance sheet date and all years prior thereto. All federal, state, county, local and foreign income, use, excise, property, sales, business activity and other tax returns which are required to be filed by or in respect of IIC, Westchester Re or the Company up to and including the date hereof have been filed and all taxes, including any interest and penalties thereon, which have become due pursuant to such returns or pursuant to any assessment have been paid and no extension of the time for filing of any such return is presently in effect.
All such returns which have been filed or will be filed by or in

       04.01.012



respect of IIC, Westchester Re or the Company for any period ending on or before the Closing Date are or will be true and correct.

        1.18 Contracts. Except as set forth in Schedule 1.18 hereto or any other schedule referred to herein, neither IIC, Westchester Re nor the Company is a party to (i) any contract for the purchase or sale of real property to or from any third party;
(ii) any contract for the lease or sublease of personal property from or to any third party which provides for annual rentals in excess of $50,000, or any group of contracts for the lease or sublease of similar kinds of personal property from or to third parties which provides in the aggregate for annual rentals in excess of $50,000; (iii) any contract for the purchase or sale of equipment, computer software, lists of clients, insurance carriers or agents, or similar information, commodities, merchandise, supplies, other materials or personal property or for the furnishing or receipt of services which calls for performance over a period of more than 60 days and involves more than the sum of $50,000; (iv) any license agreement involving the use of copyrights, franchises, licenses, trademarks, or information owned by IIC, Westchester Re or the Company or others; (v) any broker's representative, sales, agency or advertising contract which is not terminable by IIC, Westchester Re or the Company on notice of 30 days or less; (vi) any contract involving the borrowing or lending of money or the guarantee of the obligations of officers, directors, employees or others;
(vii) any agency, agent's, general agents, brokerage or expense allowance agreements or any other agreements pursuant to which IIC, Westchester Re or the Company has binding authority in the placement of insurance coverage or is currently obligated to make payments in connection with the sale of insurance; (viii) any contract with the Stockholder or any person or entity related to or affiliated with the Stockholder or (ix) any other contract, whether or not made in the ordinary course of business, which is material to the respective business or assets of IIC, Westchester Re or 'the Company. Copies of all contracts and agreements identified in Schedule 1.18 have been made available to GEMCO
No outstanding purchase commitment by IIC, Westchester Re or the Company is in excess of its respective ordinary business requirements or at a price in excess of the market price thereof at the date thereof. Except as set forth in Schedule 1.18 or any other schedule referred to herein, none of such contracts and agreements will expire or be terminated or be subject to any modification of terms or conditions by reason of the consummation of the transactions contemplated by this Agreement. Neither IIC, Westchester Re nor the Company is in default in any material respect under the terms of any such contract nor is either in default in the payment of any insurance premiums due to insurance carriers nor any principal of or interest on any indebtedness for borrowed money nor has any event occurred which with the passage of time or giving of notice would constitute such a default by

       04.01.013



IIC Westchester Re or the Company and, to the best knowledge of the Stockholder, no other party to any such contract is in default in any material respect thereunder nor has any such event occurred with respect to such party. Without the written consent of GEMCO, the Stockholder will not cause or permit IIC, Westchester Re or the Company to make any changes or modifications in any of the foregoing, nor incur any further obligations or commitments, nor make any further additions to its properties, except in each case in the ordinary course of business and as contemplated by this Agreement.

        1.19 Employee Agreements. Listed on Schedule 1.19 hereto are all plans, contracts and arrangements, oral or written, including but not limited to union contracts and employee benefit plans, whereunder either IIC, Westchester Re or the Company has any obligations, other than obligations to make current wage or salary payments terminable by IIC, Westchester Re or the Company on notice of 30 days or less, to or on behalf of its officers, employees, agents or consultants or their beneficiaries or whereunder any of such persons owes money to IIC, Westchester Re or the Company.

        1.20. Employee Relations. Neither IIC, Westchester Re nor the Company has engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its respective business. IIC, Westchester Re and the Company have complied in all respects with all applicable laws, rules and regulations relating to wages, hours and collective bargaining and has withheld all amounts required by agreement to be withheld from the wages or salaries of employees. The relations of each of IIC, Westchester Re and the Company with its respective employees and agents are satisfactory and neither IIC, Westchester Re nor the Company is a party to or affected by or threatened with or, to the best knowledge of the Stockholder, in danger of being a party to or affected by, any labor dispute which materially interferes or would materially interfere with the conduct of its respective business. There is set forth in
Schedule 1.20 hereto the name and total annual compensation, including bonuses, payable to each of the officers, directors, employees and agents of IIC, Westchester Re and the Company whose total annual compensation, including bonuses, during the year ended December 31, 1988 exceeded the sum of $60,000. Since
December 31, 1988, there has been no material increase in the compensation payable to any of such officers, directors, employees and agents, except as set forth in Schedule 1.20.

        1.21    Employee Retirement Income Security Act.  Schedule
1.19 contains a list of any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income
Security Act of 1974, as amended, (ERISA) established or maintained by IIC, Westchester Re or the Company or to which IIC, Westchester Re or the Company has made any contributions.

       04.01.014



Neither IIC, Westchester Re nor the Company is required, and was not required within the immediately preceding five years, to make any contribution to any "multiemployer plan" within the meaning of Section 3(37) of ERISA. Neither IIC, Westchester Re nor the Company has any liability in respect of any employee benefit plans established or maintained or to which contributions are or were made by it to the Pension Benefit Guaranty Corporation ("PBGC") or to any beneficiary of such plans.

        Except as set forth in Schedule 1.19, (a) no employee pension benefit plan, as defined in Section 3(2) of ERISA, maintained or contributed to by IIC, Westchester Re or the Company or in respect of which IIC, Westchester Re or the Company is considered an "employer" under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), (i) has incurred any "accumulated funding deficiency", as defined in Section 412 of the Code (whether or not waived), or (ii) has incurred any liability to PBGC, and (b) neither IIC, Westchester Re nor the Company has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any employee pension benefit plan maintained by it, which breach has given rise to, or will in the future give rise to, an obligation to pay money. Except as set forth in Schedule 1.19, neither IIC, Westchester Re, the Company nor any of its affiliates or, to the best knowledge of the Stockholder, any "party in interest", as defined in Section 3(14) of ERISA, in respect of any such plan has engaged in any non-exempted prohibited transaction described in Section 406 and 408 of ERISA or Section 4975 of the Code. Except as set forth in Schedule 1.19, no reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any employee pension benefit plan maintained or contributed to by IIC, Westchester Re or the Company or in respect of which IIC, Westchester Re or the Company is an employer under Section 414 of the Code; and none of such plans has been terminated by the plan administrator thereof or by the PBGC. None of IIC, Westchester Re, the Company or its affiliates has incurred any liability under ERISA. The original or a complete and correct copy of each plan listed in Schedule 1.19 has been delivered to GEMCO

        1.22 Conflicts; Sensitive Payments. There are (i) no material situations involving the interests of the Stockholder (except as listed in Schedule 1.18 or described in Schedule 1.22) or, to the knowledge of the Stockholder, any officer or director of IIC, Westchester Re or the Company which may be generally characterized as a "conflict of interest", including, but not limited to, the leasing of property to or from IIC, Westchester Re or the Company or direct or indirect interests in the business of competitors, suppliers or customers of IIC, Westchester Re or the Company and (ii) no situations involving illegal payments or payments of doubtful legality from corporate funds of IIC, Westchester Re or the Company since June 15, 1982 to governmental

       04.01.015



officials or others which may be generally characterized as a "sensitive payment".

        1.23 Corporate Name. The Company owns and possesses, to the exclusion of the Stockholder and its affiliates, all rights to the use of the name Investors Insurance Corporation and any name confusingly similar thereto in the operation of the Company's present business or any other business similar to or competitive with that being conducted by the Company, including, but not limited to, the right to use such name in advertising,

        1.24 Trademarks and Proprietary Rights, All trademarks, trade names, copyrights and applications therefor which are owned or used or registered in the name of or licensed to the Company are listed and briefly described in Schedule 1.24. Other than as specified in Schedule 1.24, no proceedings have been instituted or are pending or threatened or, to the best knowledge of the Stockholder, contemplated which challenge the validity of the ownership by the Company of any of such trademarks, trade names, copyrights or applications. The Company has not licensed anyone to use any of the foregoing or any other technical know-how or other proprietary rights of the Company and the Stockholder has no knowledge of the infringing use of any such trademarks and trade names or the infringement of any such copyrights by any person except as set forth in Schedule 1.24. The Company owns all trademarks, trade names, copyrights, processes and other technical know-how and other proprietary rights now used in the conduct of its business and has not received any notice of conflict with the asserted rights of others except as specified in Schedule 1.24.

        1.25 No Omissions. None of the representations or warranties of the Stockholder contained herein, none of the information contained in the schedules referred to in this
Article I, and none of the other information or documents furnished to GEMCO or its representatives by the Stockholder in connection with this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To the best knowledge of the Stockholder, there is no fact which adversely affects, or in the future is likely to adversely affect, the business or assets of IIC, Westchester Re or the Company in any material respect which has not been disclosed in writing to GEMCO

        1.26 Finders. Neither IIC, Westchester Re, the Company nor the Stockholder has paid or become obligated to pay any fee or commission to any broker, finder or intermediary. Neither IIC, Westchester Re, the Company nor the Stockholder has any agreement or obligation whatsoever with entities other than GEMCO regarding any proposed acquisition of IIC, Westchester Re and the Company

       04.01.016



by any such entity and neither of them is engaged in any negotiations with any such entity for any such acquisition,

        1.27    Representations and Warranties to Be True on the
Closing Date. All of the representations and warranties set forth in this Article 1 will be true and correct on the Closing
Date.

                                  ARTICLE II

                  REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                                   OF GEMCO

        As an inducement to the Stockholder to enter into this Agreement and to consummate the transactions contemplated herein, GEMCO represents and warrants to the Stockholder and agrees as follows :

        2.1 Organization. GEMCO is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. GEMCO is qualified to transact business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on its financial condition. GEMCO has the corporate power and authority and other authorizations necessary or required in order for it to own or lease and operate its properties and to carry on its business as now conducted.

        2.2     Subsidiaries.  GEMCO has the following subsidiaries:
Unicap, Inc., Gemco Realty Colorado and Ampat Group Inc.

        2.3 Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary
action on the part of GEMCO   This Agreement, when executed and
delivered by GEMCO and assuming the due execution hereof by the Stockholder, will constitute the valid, legal and binding agreement of GEMCO enforceable in accordance with its terms. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Certificate of Incorporation or By-laws of GEMCO, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which GEMCO is a party or by which it is bound or any statute or regulatory provisions affecting it;
(ii) give any party to or with rights under any such instrument, agreement, mortgage, judgment, order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of GEMCO under such instrument, agreement, judgment, order, award, decree, mortgage or other restriction or (iii) require the approval, consent or

       04.01.017



authorization of or any filing with or notification to any federal, state or local court, governmental authority or regulatory body. GEMCO has full power and authority to issue the Debentures to the Stockholder pursuant to this Agreement and to do and perform all acts and things required to be done by GEMCO under this Agreement. True and complete copies of the Certificate of Incorporation and By-laws of GEMCO have been delivered to the Stockholder,


        2.4 Capital Structure. The authorized capital stock of GEMCO consists of 30,000,000 shares of common stock, par value
$.50 per share, of which 2,781,556 shares have been issued and are outstanding and of which 150,000 shares are reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities. All of the outstanding shares of GEMCO are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof.

        2.5     Financial Statements,  Attached hereto as Schedule
2.5 are the balance sheets of GEMCO as of December 31, 1987 and 1988 and the related statements of operations and of changes in financial position for the periods then ended, together with appropriate notes to such financial statements. The balance sheets as of December 31, 1987 and 1988 and the related statements of operations and changes in financial position for the years then ended are accompanied by the report thereon by Peat, Marwick, Main & Co., independent certified public accountants. All of such financial statements are correct and complete in all material respects and fairly present the financial position of GEMCO as at the respective dates thereof and the results of its operations, and its changes in financial position, for the respective periods covered thereby, and have been prepared in conformity with generally accepted accounting principles consistently' applied throughout all periods.

        2.6 Material Changes Since December 31, 1986. Since December 31, 1986, the business of GEMCO has been operated only in the ordinary course and, whether or not in the ordinary course of business, other than as disclosed in this Agreement or the schedules referred to herein there has not been, occurred or arisen (i) any material adverse change in the financial condition of GEMCO from that shown on the balance sheet of GEMCO as of December 31, 1988 referred to in Section 2.5 hereof; (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, to any property or business of GEMCO which is material or (iii) any other event, condition or state of facts of any character which materially and adversely affects the results of operations or business, financial condition or property of GEMCO

        2.7 No Omissions. None of the representations or warranties of GEMCO contained herein, none of the information

       04.01.018



contained in the schedules referred to in this Article II, and none of the other information or documents furnished to the Stockholder or its representatives by GEMCO in connection with this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To the best knowledge of GEMCO, there is no fact which adversely affects, or in the future is likely to adversely affect, the respective business or assets of GEMCO in any material respect which has not been disclosed in writing to the Stockholder.

        2.8 Finders. GEMCO has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary. GEMCO has no agreement or obligation whatsoever with entities other than the Stockholder regarding any proposed acquisition
IIC or the Company by any such entity and neither of them is engaged in any negotiations with any such entity for any such acquisition.

        2.9  Representations and Warranties to Be True on the
Closing Date. All of the representations and warranties set forth in this Article II will be true and correct on the Closing
Date.

                                 ARTICLE III

                      ACTION PRIOR TO THE CLOSING DATE


        The parties covenant to take the following action between the date hereof and the Closing Date:

        3.1    Investigation.

               (a) The Stockholder shall cause IIC, Westchester Re and the Company to afford to the officers, employees and authorized representatives including, without limitation, independent public accountants and attorneys of GEMCO such access during normal working hours to the offices, properties, business and financial and other records of IIC, Westchester Re and the Company as GEMCO shall deem necessary or desirable, and shall furnish to GEMCO or its authorized representatives such additional financial and operating and other data as shall be reasonably requested, including all such information and data as shall be necessary in order to enable GEMCO or its representatives to verify to their satisfaction the accuracy of the respective financial statements of IIC, Westchester Re and the Company and the representations and warranties contained in
Article 1 of this Agreement. No investigation made by GEMCO or its representatives, except to the extent of actual knowledge by GEMCO of any inaccuracy or breach contained herein, shall affect

       04.01.019




the representations and warranties of the Stockholder hereunder or the liability of the Stockholder with respect thereto.

        (b) GEMCO shall afford to the Stockholder and its authorized representatives, including, without limitation, its independent public accountants and attorneys such access during normal working hours to the offices, properties, business and financial and other records of GEMCO as the Stockholder shall deem necessary or desirable, and shall furnish to the Stockholder or its authorized representatives such additional financial and operating and other data as shall be reasonably requested, including all such information and data as shall be necessary to enable the Stockholder or its representatives to verify to their satisfaction the accuracy of the consolidated financial statements of GEMCO and the representations and warranties contained in Article II of this Agreement. No investigation made by the Stockholder or its representatives, except to the extent of actual knowledge by the Stockholder of any inaccuracy or breach of the representations and warranties of GEMCO contained herein, shall affect the representations and warranties of GEMCO hereunder or the liability of GEMCO with respect thereto.

        3.2 Confidential Nature of Information. GEMCO and the Stockholder agree that, in the event that the transactions contemplated herein shall not be consummated, each will treat in confidence all documents, materials and other information which either shall have obtained during the course of the negotiations leading to this Agreement, the investigation of the other party hereto and the preparation of this Agreement and other documents relating to this Agreement, and shall return to the other party all copies of non-public documents and materials which have been furnished in connection therewith.


        3.3     Preserve Accuracy of Representations and Warranties.

        (a) The Stockholder shall refrain from taking any action and shall cause IIC, Westchester Re and the Company to refrain from taking any action which would render any representation and/or warranty contained in Article 1 of this Agreement inaccurate as of the Closing Date hereunder. The Stockholder will promptly notify GEMCO of any lawsuits, claims, proceedings or investigations that, to the knowledge of the Stockholder, may be threatened, brought, asserted or commenced against IIC, Westchester Re or the Company, their respective officers or directors, or the Stockholder (i) involving in any way the transactions contemplated by this Agreement or (ii) which would, if determined adversely, have a material adverse impact on the business, properties or assets of IIC, Westchester Re or the Company.

        (b) GEMCO shall refrain from taking any action which would render any representation and/or warranty contained in

       04.01.020



Article II of this Agreement inaccurate as of the Closing Date. GEMCO will promptly notify the Stockholder of any lawsuits , claims, proceedings or investigations that, to the knowledge of GEMCO, may be threatened, brought, asserted or commenced against GEMCO or their respective officers and directors (i) involving in any way the transactions contemplated by this Agreement or
(ii) which would, if determined adversely, have a material adverse impact on the business, properties or assets of GEMCO

        3.4     Maintain IIC and the Company As a Going Concern.

        (a) The Stockholder shall cause IIC, Westchester Re and the Company to conduct their respective businesses in accordance with past practices and to use their best efforts to maintain the respective business organization of IIC, Westchester Re and the Company intact and preserve the good will of their respective employees, clients and others having business relations with them. The Stockholder shall cause IIC, Westchester Re and the Company to provide GEMCO promptly with interim monthly financial information and any other management reports, as and when they shall become available.

        (b) GEMCO shall conduct its business in accordance with past practices and to use its best efforts to maintain the business organization of GEMCO intact and preserve the good will of its employees, clients and others having business relations with it. GEMCO shall provide the Stockholder promptly with interim monthly financial information and any other management reports, as and when they shall become available.

        3.5     Make No Material Change in IIC and the Company.

        (a) Prior to the Closing Date, the Stockholder shall not, without the prior written approval of GEMCO, cause or permit IIC, Westchester Re or the Company to (i) make any material change in the respective business or operations of IIC, Westchester Re or the Company; (ii) make any material change in the accounting policies applied in the preparation of the financial statements referred to in Section 1.6 hereof; (iii) declare any dividends on their respective issued and outstanding shares of capital stock or make any other distribution of any kind in respect thereof; (iv) issue, sell or otherwise distribute more than 500,000 authorized but unissued shares of their respective capital stock or effect any stock split or reclassification of any such shares or grant or commit to grant any option, warrant or other rights to subscribe for or purchase or otherwise acquire any shares of capital stock of IIC, Westchester Re or the Company or any security convertible or exchangeable for any such shares; (v) purchase or redeem any of the capital stock of IIC, Westchester Re or the Company;
(vi) incur or be liable for indebtedness to the Stockholder or any of its subsidiaries or affiliates; (vii) make any material

       04.01.021



change in the compensation of officers or key employees of IIC, Westchester Re or the Company; (viii) enter into any contract, license, franchise or commitment either than in the ordinary course of business or waive any rights of substantial value;
(ix) make any donation to any charitable, civic, educational or other eleemosynary institution in excess of donations made in comparable past periods; (x) sell, transfer, lease or otherwise dispose of any assets of IIC, Westchester Re or the Company that are material to the respective business or operations of IIC, Westchester Re or the Company, other than in the ordinary course of business or (xi) enter into any other transaction affecting in any material respect the respective business of IIC, Westchester Re or the Company other than in the ordinary course of business and in conformity with past practices or as contemplated by this Agreement.

        (b) Prior to the Closing Date, GEMCO shall not, without the prior written approval of the Stockholder (i) make any material change in the business or operations of GEMCO;
(ii) make any material change in the accounting policies applied in the preparation of the financial statements referred to in
Section 2.5 hereof; (iii) declare any dividends on the issued and outstanding shares of capital stock of GEMCO or make any other distribution in respect thereof; (iv) issue, sell or otherwise distribute more than 500,000 authorized but unissued shares of the capital stock of GEMCO or effect any stock split or reclassification of any such shares or grant or commit to grant any option, warrant or other rights to subscribe for or purchase or otherwise acquire any shares of capital stock of GEMCO or any security convertible into or exchangeable for any such shares;
(v) purchase or redeem any of the capital stock of GEMCO;
(vi) incur or be liable for any indebtedness of GEMCO or any subsidiary or affiliate of GEMCO; (vii) make any material change in the compensation of officers or key employees of GEMCO;
(viii) enter into any contract, license, franchise or commitment other than in the ordinary course of business or waive any rights of substantial value; (ix) make any donation to any charitable, civic, educational or other eleemosynary institution in excess of donations made in comparable past periods; (x) sell, transfer, lease or otherwise dispose of any assets of GEMCO that are material to the business or operations of GEMCO, other than in the ordinary course of business or (xi) enter into any other transactions affecting in any material respect the business of GEMCO other than in the ordinary course of business and in conformity with past practices or as contemplated by this Agreement.

        3.6 No Public Announcement. Neither the Stockholder nor GEMCO shall, without the approval of the other, make any press release or other public announcement or filing concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which

       04.01.022



case the other party shall be advised thereof and given an opportunity to comment thereon.



                                  ARTICLE IV

                          PURCHASE PRICE AND CLOSING



        4.1 Closing Date. Subject to the fulfillment of the conditions precedent specified in Articles V and VI hereof and as soon as practicable following such fulfillment, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Duane, Norris, & Heckscher, One Franklin Plaza, Philadelphia, Pennsylvania 19102 or such other place as agreed to by the parties. The date on which the Closing is to take place is herein sometimes referred to as the "Closing Date".

        4.2 Transfer of Shares. On the Closing Date, GEMCO shall receive from the Stockholder, and the Stockholder shall transfer to GEMCO, the Shares in exchange for the Debentures and the Warrants as specified in Section 4.3 hereof.

        4.3 Issuance of Debentures and Warrants. In exchange for the Shares, GEMCO shall (i) issue its Debentures in form of Exhibit A hereto to the Company in the principal amount of $8,000,000, (ii) issue the Warrants in the form of Exhibit a hereto to purchase 1,000,000 shares of GEMCO Common Stock, (iii) execute the pledge agreement (the "Pledge Agreement") in the form of Exhibit C hereto and (iv) execute the cash collateral letter
(the "Letter") in the form of Exhibit D hereto.

        4.4 Delivery by the Stockholder. In addition to the deliveries called for by Article V hereof, the Stockholder shall deliver to GEMCO certificates representing all of the Shares, together with fully executed and witnessed stock powers in blank attached thereto with signatures guaranteed by a bank or trust company or a member firm of the New York Stock Exchange, Inc.

        4.5     Delivery by GEMCO   In addition to the deliveries
called for by Article VI hereof, GEMCO shall deliver to the Stockholder a certificate or certificates representing the Debentures, a certificate or certificates representing the Warrants, the Pledge Agreement and the Letter.

       04.01.023





                                  ARTICLE V

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF GEMCO


     The obligations of GEMCO under this Agreement to acquire the Shares in exchange for the Debentures shall, at the option of GEMCO, be subject to the satisfaction, on or prior to the Closing
Date, of the following conditions:

         5.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach by the Stockholder in the performance of any of its covenants and agreements herein, each of the representations and warranties of the Stockholder contained or referred to in this Agreement shall be true and correct In all material respects on the Closing Date as though made on the Closing Date and there shall have been delivered to GEMCO a certificate or certificates to that effect, dated the Closing Date and signed by the Stockholder.

        5.2 No Changes in or Destruction of Property. Since December 31, 1988, there shall have been (i) no material adverse change in the condition, financial or otherwise, of IIC, Westchester Re or the Company; (ii) no adverse federal, state or local legislative or regulatory change affecting in any material respect the respective services or business of IIC, Westchester Re or the Company and (iii) the respective properties and assets of IIC, Westchester Re or the Company shall not have been materially damaged by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage, so as to impair in any material respect the ability of IIC, Westchester Re or the Company to render services or continue operations. There shall have been delivered to GEMCO a certificate, dated the Closing Date, and signed by the Stockholder (a) to the effect that since December 31, 1988 there has been no such material adverse change as stated in clause (i) hereof, and no such material damage as stated in clause (iii) hereof and (b) further stating that nothing has come to the Stockholder's attention which causes him to believe that since December 31, 1988 there has occurred any adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of IIC, Westchester Re or the Company.

         5.3 Legal Matters. No action, suit, investigation or proceeding shall have been instituted or threatened by any person, corporation or governmental agency against GEMCO to restrain, prohibit, collect damages arising out of or otherwise challenge the legality or validity of the transactions contemplated herein.

       04.01.024



         5.4 Opinion of Counsel for the Stockholder. GEMCO shall have received from Duane, Morris & Heckscher, counsel for the Stockholder, an opinion dated the Closing Date, in form and substance satisfactory to GEMCO and its counsel, to the effect that :

                 (a) Each of IIC and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and IIC and the Company each has full corporate power and authority to own or lease and operate its respective properties and to carry on its respective business as now conducted. The Company has no subsidiaries, except for Westchester Re which is a corporation duly organized, validly existing and in good standing under the laws of Bermuda.

                 (b) The authorized capital stock of the Company consists of 2,000,000 shares of common stock, par value $1.00 per share, of which 1,500,000 shares have been issued and are outstanding and are owned beneficially and of record by IIC. The authorized capital stock of IIC consists of 100 shares of common stock, par value $.0l per share, of which l00 shares have been issued and are outstanding and are owned beneficially and of record by the Stockholder. The authorized capital stock of Westchester Re consists of 250,000 shares of Common Stock, par value $1.00 per share, of which 250,000 shares have been issued and are outstanding and are owned beneficially and of record by the Company. Except for this Agreement, to the knowledge of such counsel there are no agreements, arrangements, options, warrants or other rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company, Westchester Re or IIC and all of the issued and outstanding shares of Common Stock of the Company, Westchester Re and IIC on the Closing Date are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof.

        (c) This Agreement and the transactions contemplated herein have been duly approved by all necessary action of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and such Agreement, assuming the due execution thereof by GEMCO, is the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms except as enforcement of such Agreement may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefor are brought.

        (d) The Stockholder and IIC have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. Neither the execution and delivery of this Agreement, nor the consummation of the

       04.01.025



transactions contemplated herein, nor compliance with and fulfillment of the terms and provisions hereof (i) conflicts with or results in the breach of the terms, conditions or provisions of, or constitutes a default under, the Certificate of Incorporation or the By-laws of the Stockholder, IIC, Westchester Re or the Company or any agreement or instrument known to such counsel to which IIC, Westchester Re, the Company or the Stockholder is a party or by which any of them is bound;
(ii) gives any party to or with rights under any such agreement or instrument the right to terminate, modify or otherwise change the rights or obligations of the Stockholder, IIC, Westchester Re or the Company under any such agreement or instrument or
(iii) requires the consent, approval or authorization of or any filing with or notification to any federal, state or local court, governmental authority or regulatory body not already obtained or made, as the case may be.

        (e) Such counsel do not know of any action, suit, proceeding or investigation pending or threatened against the Stockholder, IIC, Westchester Re or the Company, other than actions, suits, proceedings or investigations described in Schedules 1.14 or 1.16 hereto, which might result in a material adverse change in the properties, business or assets or in the condition, financial or otherwise, of IIC, Westchester Re or the Company, or that any action, suit, proceeding or investigation is pending or to their knowledge threatened which questions the legality, validity or propriety of this Agreement or of any action taken or to be taken by the Stockholder or IIC pursuant to or in connection with this Agreement.

        (f) To the best knowledge of such counsel's knowledge after due investigation, the Stockholder, the Company and IIC are the lawful owners of the Shares, free and clear of all adverse claims, with unrestricted right and power to transfer and deliver the Shares to GEMCO. The Stockholder, the Company and IIC have executed and delivered to GEMCO such instruments as are sufficient to vest good and marketable title to the Shares in GEMCO.

        (g) To such further effect with respect to legal matters relating to this Agreement as GEMCO or its counsel may reasonably request.

      In giving such opinion, counsel for the Stockholder may rely, as to matters of fact, upon certificates of officers of the Stockholder, and as to matters relating to the law of any state other than the State of Delaware, upon opinions of other counsel satisfactory to them, provided that such counsel shall state that they believe that they are justified in relying upon such certificates and opinions and deliver copies thereof to GEMCO prior to the Closing Date.

       04.01.026



       5.5  Net Capital and Surplus of the Company.

            (a) At the Closing Date, the Company shall have a net capital and surplus of not less than $4,500,000 calculated in conformity with accounting principles and practices prescribed or permitted by the Delaware Insurance Department and applied in the compilation of the financial statements described in Section 1.6 herein and after deduction of all expenses of the Company in effecting the transactions contemplated hereby.

             (b) At the Closing, McDade & Abbott Co. shall deliver to GEMCO a letter dated the Closing Date stating that as of a specified date not more than five days prior to the date of such letter, on the basis of a limited review but not an examination in accordance with generally accepted auditing standards that includes a reading of the latest available unaudited interim financial statements of the Company, inquiries of certain officers and other employees of the Company responsible for financial and accounting matters and other specified procedures and inquiries, nothing has come to their attention that would cause them to believe that the capital and surplus of the Company as of the specified date, calculated in conformity with accounting principles and practices Prescribed or Permitted by the Delaware Insurance Department was less than $4,500,000.

       5.6 Approval by Counsel. All matters, proceedings, Instruments and documents required to carry out this Agreement or incidental thereto and all other relevant legal matters shall have been approved at or before the Closing Date by Ernest D. Palmarella, which approval shall not be unreasonably withheld.

       5.7 Investment Representation, The Stockholder acknowledges that the Debentures have not been registered under the Securities Act of 1933, as amended (the "Act"), and agrees that it is acquiring the Debentures, the Warrants and the Common Stock underlying the Warrants for investment purposes only and not with a view to any sale or other distribution thereof in a manner that would violate the Act. The Stockholder consents to the placement of the following legend on the certificate or certificates representing the Debentures and the Warrants to be issued to it:

             "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
              ACT OF 1933 OR ANY STATE SECURITIES LAWS.
              THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE
              OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE
              SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE
              SECURITIES LAWS OR AN EXEMPTION FROM SUCH
              REQUIREMENTS."

       04.01.027



                                  ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDER AND IIC


        The obligations of the Stockholder and IIC under this Agreement to transfer the Shares in exchange for the Debentures shall, at the option of the Stockholder and IIC, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions;

        6.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach by GEMCO in the performance of any of its covenants herein, each of the representations and warranties of GEMCO contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, and there shall have been delivered to the Stockholder a certificate or certificates to that effect, dated the Closing Date and signed on behalf of GEMCO by the President of GEMCO.

        6.2 No Changes in or Destruction of Property. Since December 31, 1988 there shall have been (i) no material adverse change in the condition, financial or otherwise, of GEMCO;
(ii) no adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of GEMCO and (iii) the properties and assets of GEMCO shall not have been materially damaged by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage, so as to impair in any material respect the ability of GEMCO to render services or continue operations. There shall have been delivered to the Stockholder a certificate, dated the Closing Date, and signed on behalf of GEMCO by its President (a) to the effect that since December 31, 1988 there has been no such material adverse change as stated in clause (i) hereof, and no such material as stated in clause (iii) hereof and
(b) further stating that nothing has come to the Signer's attention, in the course of his activities on behalf of GEMCO, which causes him to believe that since December 31, 1988 there has occurred any adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of GEMCO.

        6.3 Legal Matters. No action, suit, investigation or proceeding by any person, corporation or governmental agency shall have been instituted or threatened against IIC, Westchester Re, the Company or the Stockholder to restrain, prohibit, collect damages arising out of or otherwise challenge the legality or validity of the transactions contemplated herein.

        6.4  Opinion of Counsel for GEMCO   The Stockholder shall
have received from Ernest D. Palmarella, counsel for GEMCO, an

       04.01.028



opinion dated the Closing Date, in form and substance satisfactory to the Stockholder and its counsel, to the effect that:

           (a) GEMCO is a duly organized and validly existing corporation in good standing under the laws of the State of New
York; and GEMCO has the corporate power and authority to consummate the transactions as provided for herein.

           (b) This Agreement, the Pledge Agreement and the Letter (collectively the "Agreements"), the Debentures and the Warrants and the transactions contemplated herein and therein have been duly approved by all necessary corporate action on the part of GEMCO and the Agreements, the Debentures and the Warrants have been duly and validly executed and delivered by GEMCO; the Agreements, the Debentures and the Warrants are the valid and binding agreements of GEMCO enforceable against GEMCO in accordance with their respective terms except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefor are brought.

           (c) GEMCO has full power and authority to execute and deliver the Agreements, the Debentures and the Warrants and to perform its obligations thereunder. Neither the execution and delivery of the Agreements, the Debentures or the Warrants nor the consummation of the transactions contemplated herein and therein, nor compliance with and fulfillment of the terms and provisions hereof (i) conflicts with or results in the breach of the terms, conditions or provisions of the governing instruments of GEMCO or any agreement or instrument known to such counsel to which GEMCO is a party or by which it is bound; (ii) gives any party to or with rights under any such agreement or instrument the right to terminate, modify or otherwise change the rights or obligations of GEMCO under any such agreement or instrument or
(iii) requires the consent, approval or authorization of or any filing with or notification to any federal, state or local court, governmental authority or regulatory body not already obtained or made, as the case may be.

        (d) Such counsel do not know of any action, suit, proceeding or investigation pending or threatened against GEMCO other than actions, suits, proceedings or investigations disclosed in a schedule hereto, which might result in a material adverse change in the business, properties or assets or conditions, financial or otherwise, of GEMCO or is pending, or their knowledge, threatened, which questions the legality, validity or propriety of the Agreements, the Warrants or the Debentures or of any action taken or to be taken by the parties

       04.01.029



hereto pursuant to or in connection with the Agreements, the Debentures or the Warrants.

             (e) To such further effect with respect to legal matters relating to the Agreements as the Stockholder or its counsel may reasonably request.

        In giving such opinion, Ernest D. Palmarella may rely, as to matters of fact, upon certificates of officers of GEMCO and, as to matters relating to the law of any jurisdiction other than the Commonwealth of Pennsylvania upon the opinions of other counsel satisfactory to them, provided that such counsel shall state that they believe that they are justified in relying upon such certificates and opinions and deliver copies thereof to the Stockholder prior to the Closing Date.

        6.5 Approval by Counsel. All matters, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other relevant legal matters shall have been approved at or before the Closing Date by counsel for the Stockholder which approval shall not be unreasonably withheld .

        6.6 Investment Representation. GEMCO acknowledges that the Shares have not been registered under the Act, and agrees that it is acquiring the Shares for investment purposes only and not with a view to any sole or other distribution thereof in a manner that would violate the Act. GEMCO consents to the placement of the legend set forth in Section 5.7 hereof on the certificates representing the Shares to be issued to it.



                                 ARTICLE VII

                                 TERMINATION

        7.1 Termination. This Agreement shall be terminated, and there shall thereafter be no liability of any party to any other party hereunder, at any time prior to the Closing Date:

              (a)  By the mutual consent of GEMCO and the
Stockholder.

              (b) By GEMCO or the Stockholder, if the transactions contemplated herein are not closed on or before September 30, 1989.

       04.01.030



                                 ARTICLE VIII

                   SURVIVAL OF OBLIGATIONS; INDEMNIFICATION


        8.1 Survival of Obligations. All certifications, representations and warranties respectively made herein by the Stockholder and GEMCO and their respective obligations to be performed pursuant to the terms hereof, shall survive the Closing Date hereunder, notwithstanding any notice of any inaccuracy, breach or failure to perform not waived in writing and notwithstanding the consummation of the transactions contemplated herein with knowledge of such inaccuracy, breach or failure. All representations and warranties contained herein shall terminate two years after the Closing Date; provided, that (i) the representations and warranties contained in Section 1.17 hereof shall expire four years after the Closing Date, or with respect to any dispute with the Internal Revenue Service, upon the earlier to occur of the following (x) such dispute's final resolution and the payment of all taxes, interests and penalties arising therefrom and (y) the expiration of the applicable statute of limitations and (ii) the representations in Section
1.4 hereof shall not terminate.

        8.2     Indemnification.

                (a) The Stockholder agrees to indemnify and hold harmless GEMCO and its subsidiaries, affiliates, successors and assigns from and against any and all (x) liabilities, losses, costs, deficiencies or damages ("Loss") and (y) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by GEMCO, in each case net of any insurance proceeds received and retained by GEMCO in connection with or arising from (i) any claim that the Stockholder did not convey to GEMCO good and marketable title to all of the issued and outstanding capital stock of the Company and IIC pursuant to this Agreement, (ii) any breach by the Stockholder of any of its covenants in, or failure of the Stockholder to perform any of its obligations under, this Agreement or (iii) any breach of any warranty or the inaccuracy of any representation of the Stockholder contained or referred to in this Agreement or in any certificate delivered by or on behalf of the Stockholder pursuant hereto.

                (b) GEMCO agrees to indemnify and hold harmless the Stockholder and its subsidiaries, affiliates, successors and assigns from and against any and all Loss and Expense incurred by the Stockholder in each case net of any insurance received and retained by the Stockholder in connection with or arising from
(i) any breach by GEMCO of any of its covenants in, or any failure of GEMCO to perform any of its obligations under, this Agreement or (ii) any breach of any warranty or the inaccuracy of

       04.01.031



any representation of GEMCO contained or referred to in this Agreement or in any certificate delivered by or on behalf of GEMCO pursuant hereto.

                (c) No claim shall be made for indemnity pursuant to this Section 8.2 until the aggregate amount of Loss and Expense exceeds $50,000, but if the aggregate amount of such Loss and Expense exceeds such amount, the person responsible therefor (an "Indemnifying Person") shall be liable for all loss' and expense, including such initial $50,000 amount, to the person incurring such loss or expense (an "Indemnified Person")

                (d) If any Indemnified Person has suffered or incurred any Loss or incurred any Expense, the Indemnified Person shall so notify the Indemnifying Person promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this Section 8.2, such Indemnified Person shall promptly notify the Indemnifying Person of such action or suit.

                (e) An Indemnified Person shall have the right to conduct and control, through counsel of its choosing, any third party claim, action or suit and may compromise or settle the same, provided that any of the Indemnified Persons shall give the Indemnifying Person advance notice of any proposed compromise or settlement. The Indemnified Persons shall permit the Indemnifying Person to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Person. Any compromise or settlement with respect to a claim for money damages effected after the Indemnifying Person, by notice to the Indemnified Persons shall have disapproved such compromise or settlement, shall discharge the Indemnifying Person from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Section 8.2.

       04.01.032



                                  ARTICLE IX

                                MISCELLANEOUS


        9.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given by confirmed telex or telecopy or registered mail addressed, if to the Stockholder to: Corporate Life Insurance Company, 893 S. Matlack Street, West Chester, Pennsylvania 19381, with a copy to Frederick W. Dreher, Esq., Duane, Norris & Heckscher, One
Franklin Plaza, Philadelphia, Pennsylvania 19102 and if to GEMCO, to Ernest D. Palmarella, Esq., Gemco National, Inc., 615 Willowbrook Lane, West Chester, Pennsylvania 19382.

         9.2 Expenses. Each party hereto shall pay its own expenses including, without limitation, legal and accounting fees and expenses, incident to its negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained herein.

         9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its rules on conflicts of law.

         9.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the rights of the Stockholder herein may not be assigned and the rights of GEMCO may only be assigned to such other business organization which shall succeed to substantially all the assets, liabilities and business of GEMCO

         9.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable.

         9.6 Waivers. The Stockholder and GEMCO may, by written instrument, extend the time for the performance of any of the obligations or other acts of the other party and with respect to this Agreement, (a) waive any inaccuracies in the representations and warranties of the other party in this Agreement or in any document delivered pursuant to this Agreement, (b) waive compliance with any of the covenants of the other party contained

       04.01.033



in this Agreement and (C) waive the other party's performance of any of its obligations set out in this Agreement.

         9.7 Execution in Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

         9.8 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         9.9 Schedules. The schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         9.10 Entire Agreement; Amendments and Waivers. This Agreement, including the schedules hereto, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

       04.01.034



                IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the date first above written.

    (SEAL)                             GEMCO NATIONAL, INC.
    Attest :


    /s/D. Ann Harper                   By:/s/
    Secretary                                               President



                                        CORPORATE LIFE INSURANCE COMPANY


    /s/
    Secretary                           By:/s/
                                           Aloysius J. Abel, President




    (SEAL)                               IIC, INC.
    Attest :


    /s/
    Secretary                            By:/s/Aloysius J. Abel, President